                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978

                               THE SHAW GROUP INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021

                             (ZERO COUPON -- SENIOR)

                                       AND

                                  COMMON STOCK,

                                  NO PAR VALUE



                          PROSPECTUS SUPPLEMENT NO. 23
                             DATED OCTOBER 14, 2003
                        TO PROSPECTUS DATED JULY 12, 2001

                                   ----------

         The section titled "Selling Securityholders" on page 31 of the prospectus dated July 12, 2001 is amended in its entirety by this Prospectus Supplement No. 23 to read as follows.

                             SELLING SECURITYHOLDERS

         The LYONs, and any shares of our common stock issued upon conversion of the LYONs, are being offered by the selling securityholders listed in the table below. We issued and sold the LYONs in a private placement to Merrill Lynch. The selling securityholders purchased their LYONs from Merrill Lynch or from subsequent holders in transactions exempt from registration under the Securities Act.

         Only the LYONs and those shares of common stock issued to the selling securityholders upon conversion of their LYONs are being offered by the selling securityholders named in this prospectus. This prospectus will not cover sales of common stock received upon conversion of LYONs purchased from a selling securityholder named in this prospectus.

         No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of May 1, 2001 between The Shaw Group Inc. and Merrill Lynch.

         The following table sets forth the name of each selling securityholder, the nature of any position, office, or other material relationship which the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of LYONs and shares of our common stock beneficially owned by such securityholder prior to the offering, the amount to be offered for the securityholder's account and the amount to be owned by such securityholder after completion of the offering.

         We prepared the table based on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of their LYONs, in transactions exempt from the registration requirements of the Securities Act, or some or all of their shares of our common stock, in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling securityholders may also change over time.

                                                                          PRINCIPAL
                                           PRINCIPAL                       AMOUNT        NUMBER OF                     NUMBER OF
                                            AMOUNT                       AT  MATURITY     SHARES         NUMBER OF      SHARES
                                          AT MATURITY     PRINCIPAL      OF LYONS TO     OF COMMON        SHARES       OF COMMON
                                           OF LYONS       AMOUNT AT        BE OWNED        STOCK         OF COMMON    STOCK TO BE
                                         BENEFICIALLY    MATURITY OF        AFTER       BENEFICIALLY      STOCK       OWNED AFTER
                                          OWNED PRIOR    LYONS BEING      COMPLETION    OWNED PRIOR       BEING        COMPLETION
                                            TO THE         OFFERED          OF THE        TO THE         OFFERED         OF THE
NAME                                       OFFERING        HEREBY          OFFERING      OFFERING(1)      HEREBY        OFFERING
--------------------------------------   ------------   --------------   ------------   ------------   ------------   --------------
Alpha U.S. Sub Fund VIII, LLC ........   $  2,250,000   $    2,250,000             --         18,672         18,672               --
Aftra Health Fund ....................   $    190,000   $      190,000             --          1,577          1,577               --
Allstate Insurance Company ...........   $  2,550,000   $    2,550,000             --         43,662         21,162           22,500
Allstate Life Insurance Company ......   $  2,850,000   $    2,850,000             --         46,152         23,652           22,500
Amaranth Securities L.L.C. ...........   $ 15,000,000   $   15,000,000             --        139,382        124,482           14,900
Arbitex Master Fund, L.P. ............   $  6,500,000   $    6,500,000             --         53,942         53,942               --
Argent Classic Convertible Arbitrage
Fund (Bermuda), Ltd. .................   $  5,000,000   $    5,000,000             --         41,494         41,494               --
Arkansas Teachers Retirement .........   $  7,407,000   $    7,407,000             --         61,469         61,469               --
Banc of America Securities LLC .......   $ 15,000,000   $   15,000,000             --        124,482        124,482               --
Bank Austria Cayman Island, Ltd. .....   $  3,500,000   $    3,500,000             --         29,046         29,046               --
Baptist Health of South Florida ......   $    926,000   $      926,000             --          7,685          7,685               --
Barclays Capital Securities ..........   $ 12,200,000   $   12,200,000             --        101,245        101,245               --
Bear, Stearns & Co. Inc. .............   $  5,000,000   $    5,000,000             --         41,494         41,494               --
Black Diamond Offshore LTD ...........   $  1,019,000   $    1,019,000             --          8,456          8,456               --
Boston Museum of Fine Art ............   $     98,000   $       98,000             --            813            813               --
BTES - Convertible ARB ...............   $  1,000,000   $    1,000,000             --          8,299          8,299               --
BTPO Growth Vs Value .................   $  3,000,000   $    3,000,000             --         24,896         24,896               --
Canyon Capital Arbitrage Master Hedge
Fund, Ltd. ...........................   $  3,000,000   $    3,000,000             --         24,896         24,896               --
Canyon Value Realization Fund
(Cayman), Ltd. .......................   $ 12,750,000   $   12,750,000             --        105,810        105,810               --
CFFX, LLC ............................   $ 10,000,000   $   10,000,000             --         82,988         82,988               --
CSFB Convertible & Quantitative
Strategies Ltd. ......................   $  3,000,000   $    3,000,000             --         24,896         24,896               --
Cheyne Capital Management Limited ....   $ 10,000,000   $   10,000,000             --         82,988         82,988               --
CIBC World Markets ...................   $ 11,000,000   $   11,000,000             --         91,287         91,287               --
Credit Suisse First Boston Corporation   $  1,000,000   $    1,000,000             --          8,299          8,299               --
D.E. Shaw Investments, L.P. ..........   $  5,000,000   $    5,000,000             --         41,494         41,494               --
D.E. Shaw Valence, L.P. ..............   $ 20,000,000   $   20,000,000             --        165,976        165,976               --
Deephaven Distressed Opportunities
Trading Ltd. .........................   $  7,000,000   $    7,000,000             --         58,092         58,092               --
Deephaven Domestic Convertible
Trading Ltd. .........................   $ 59,570,000   $   59,570,000             --        494,360        494,360               --
Deutsche Bank Securities Inc. ........   $ 32,980,000   $   32,980,000             --        273,694        273,694               --
Double Black Diamond Offshore LDC ....   $  4,722,000   $    4,722,000             --         39,187         39,187               --
Engineers Joint Pension Fund .........   $    895,000   $      895,000             --          7,427          7,427               --
Enterprise Convertible Securities Fund   $    259,000   $      259,000             --          2,149          2,149               --
First Union Securities, Inc./Bank
Trading ..............................   $ 41,185,000   $   41,185,000             --        341,786        341,786               --

                                                                          PRINCIPAL
                                           PRINCIPAL                       AMOUNT        NUMBER OF                     NUMBER OF
                                            AMOUNT                       AT  MATURITY     SHARES         NUMBER OF      SHARES
                                          AT MATURITY     PRINCIPAL      OF LYONS TO     OF COMMON        SHARES       OF COMMON
                                           OF LYONS       AMOUNT AT        BE OWNED        STOCK         OF COMMON    STOCK TO BE
                                         BENEFICIALLY    MATURITY OF        AFTER       BENEFICIALLY      STOCK       OWNED AFTER
                                          OWNED PRIOR    LYONS BEING      COMPLETION    OWNED PRIOR       BEING        COMPLETION
                                            TO THE         OFFERED          OF THE        TO THE         OFFERED         OF THE
NAME                                       OFFERING        HEREBY          OFFERING      OFFERING(1)      HEREBY        OFFERING
--------------------------------------   ------------   --------------   ------------   ------------   ------------   --------------
Forest Fulcrum Fund L.P. .............   $  1,120,000   $    1,120,000             --          9,295          9,295               --
Forest Global Convertible Fund A.S. ..   $  6,205,000   $    6,205,000             --         51,494         51,494               --
Gaia Offshore Master Fund Ltd. .......   $ 20,000,000   $   20,000,000             --        165,976        165,976               --
Goldman Sachs and Company ............   $  5,250,000   $    5,250,000             --         43,569         43,569               --
Gulf Investment Corporation ..........   $    550,000   $      550,000             --          4,564          4,564               --
HBK Master Fund L.P. .................   $ 34,500,000   $   34,500,000             --        286,309        286,309               --
Innovest Finanzdienstleistungs .......   $  1,172,000   $    1,172,000             --          9,726          9,726               --
JMG Capital Partners L.P. ............   $ 11,250,000   $   11,250,000             --         93,362         93,362               --
JMG Triton Offshore Fund Ltd. ........   $  2,500,000   $    2,500,000             --         20,747         20,747               --
Jefferies & Company, Inc. ............   $  1,500,000   $    1,500,000             --         12,448         12,448               --
KBC Financial Products (Cayman
Islands) Limited .....................   $ 20,000,000   $   20,000,000             --        165,976        165,976               --
KBC Financial Products USA Inc. ......   $ 10,000,000   $   10,000,000             --         82,988         82,988               --
LDG Limited ..........................   $    500,000   $      500,000             --          4,149          4,149               --
Lyxor Master Fund(2)..................    $1,000,000,   $    1,000,000             --          8,299          8,299               --
Lumbermens ...........................   $    927,000   $      927,000             --          7,693          7,693               --
MFS Total Return Fund ................   $  1,650,000   $    1,650,000             --        136,930        136,930               --
Mainstay Convertible Fund ............   $    920,000   $      920,000             --          7,635          7,635               --
Mainstay VP Convertible Portfolio ....   $    760,000   $      760,000             --          6,307          6,307               --
McMahan Securities Co. L.P. ..........   $  2,550,000   $    2,550,000             --         21,162         21,162               --
Merrill Lynch Pierce, Fenner & Smith,
Inc. .................................   $  1,464,000   $      879,000             --         12,149          7,295            4,854
Merrill Lynch Quantitative Advisors
Convertible Securities Arbitrage LTD .   $ 36,500,000   $   36,500,000             --        302,906        302,906               --
Morgan Stanley & Co. .................   $ 20,050,000   $   20,050,000             --        166,391        166,391               --
Motion Picture Industry ..............   $  1,045,000   $    1,045,000             --          8,672          8,672               --
Newport Investments, Inc. ............   $  6,000,000   $    6,000,000             --         49,793         49,793
New York Life Separate Account # 7 ...   $    130,000   $      130,000             --          1,079          1,079               --
Nicholas Applegate Convertible Fund ..   $  2,746,000   $    2,746,000             --         22,789         22,789               --
Nomura Securities ....................   $ 10,250,000   $   10,250,000             --         89,531         85,063            4,468
Otter Creek Partners I, L.P. .........   $    800,000   $      800,000             --          6,639          6,639               --
Otter Creek International, Ltd. ......   $  1,200,000   $    1,200,000             --          9,959          9,959               --
Pacific Life Insurance Company .......   $  1,000,000   $    1,000,000             --          8,299          8,299               --
Paloma Securities L.L.C. .............   $ 15,000,000   $   15,000,000             --        140,182        124,482           15,700
Physicians Life ......................   $    707,000   $      707,000             --          5,867          5,867               --
R2 Investments, LDC ..................   $ 31,500,000   $   31,500,000             --        261,412        261,412               --
RCG Latitude Master Fund .............   $  1,000,000   $    1,000,000             --          8,299          8,299               --
Royal Bank of Canada(3) ..............   $ 11,000,000   $   11,000,000             --         96,987         91,287            5,700
San Diego City Retirement ............   $  1,715,000   $    1,715,000             --         14,232         14,232               --
San Diego County Convertible .........   $  3,484,000   $    3,484,000             --         28,913         28,913               --
Satellite Convertible Arbitrage
Master Fund, LLC .....................   $  3,000,000   $    3,000,000             --         24,896         24,896               --
Screen Actors Guild ..................   $    960,000   $      960,000             --          7,967          7,967               --
SG Cowen Securities Corporation ......   $ 35,000,000   $   35,000,000             --        290,458        290,458               --
Susquehanna Capital Group ............   $  5,900,000   $    5,900,000             --         48,963         48,963               --
Sylvan IMA Ltd. ......................   $    590,000   $      590,000             --          4,896          4,896               --
TD Securities (USA), Inc.(4)..........   $ 44,500,000   $   44,500,000             --        369,297        369,297               --
TQA Master Fund, Ltd. ................   $  8,000,000   $    8,000,000             --         66,390         66,390               --
TQA Master Plus Fund, Ltd. ...........   $  7,500,000   $    7,500,000             --         62,241         62,241               --
TQA Special Opportunities Master
Fund, Ltd. ...........................   $  2,863,000   $    2,000,000             --         23,759         16,598            7,161
UBK AM Arbitrage Fund ................   $    500,000   $      500,000             --          4,149          4,149               --

                                                                          PRINCIPAL
                                           PRINCIPAL                       AMOUNT        NUMBER OF                     NUMBER OF
                                            AMOUNT                       AT  MATURITY     SHARES         NUMBER OF      SHARES
                                          AT MATURITY     PRINCIPAL      OF LYONS TO     OF COMMON        SHARES       OF COMMON
                                           OF LYONS       AMOUNT AT        BE OWNED        STOCK         OF COMMON    STOCK TO BE
                                         BENEFICIALLY    MATURITY OF        AFTER       BENEFICIALLY      STOCK       OWNED AFTER
                                          OWNED PRIOR    LYONS BEING      COMPLETION    OWNED PRIOR       BEING        COMPLETION
                                            TO THE         OFFERED          OF THE        TO THE         OFFERED         OF THE
NAME                                       OFFERING        HEREBY          OFFERING      OFFERING(1)      HEREBY        OFFERING
--------------------------------------   ------------   --------------   ------------   ------------   ------------   --------------
UBK AM Global High Yield Fund, Ltd. ..   $    500,000   $      500,000             --          4,149          4,149               --
UBS AG London Branch .................   $ 92,500,000   $   92,500,000             --        767,639        767,639               --
UBS O'Connor LLC F/B/O UBS Global
Equity Arbitrage Master Ltd. .........   $ 35,000,000   $   35,000,000             --        290,458        290,458               --
UBS Warburg LLC ......................   $  8,600,000   $    8,600,000             --         71,370         71,370               --
Value Realization Fund, LP ...........   $  6,750,000   $    6,750,000             --         56,017         56,017               --
Wake Forest University ...............   $  1,389,000   $    1,389,000             --         11,527         11,527               --
White River Securities L.L.C. ........   $  7,000,000   $    7,000,000             --         58,092         58,092               --
Worldwide Transactions Ltd. ..........   $    259,000   $      259,000             --          2,149          2,149               --
Writers Guild ........................   $    560,000   $      560,000             --          4,647          4,647               --
Wyoming State Treasurer ..............   $  1,943,000   $    1,943,000             --         16,125         16,125               --
Xavex Convertible Arbitrage 7 Fund
c/o TQA Investors, L.L.C. ............   $    150,000   $      150,000             --          1,245          1,245               --
Zola Partners L.P. ...................   $    900,000   $      900,000             --          7,469          7,469               --






--------
(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's LYONs, assume conversion of all of the holders' LYONs at a conversion price of 8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs - Conversion Rights" in our prospectus dated July 12, 2001. As a result, the number of shares of our common stock issuable upon conversion of the LYONs and, therefore, attributable to holders of LYONs, may increase or decrease in the future.

(2) The LYONs offered by Lyxor Master Fund pursuant to this prospectus are held by Bear, Stearns & Co., Inc. and are managed by Arbitex Capital Limited.

(3) John Sinders, Jr., a Shaw director, is employed by a wholly owned subsidiary of the Royal Bank of Canada.

(4) TD Securities has an ongoing lending relationship with Shaw Communications, Inc.